Exhibit 5.1

December 27, 2023

Velo3D, Inc.
511 Division Street
Campbell, CA 95008

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with (A) the offering by Velo3D, Inc., a Delaware corporation (the “Company”), of (a) 36,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and (b) warrants (the “Common Warrants”) to purchase up to 36,000,000 shares of Common Stock at an exercise price of $0.565 per share to be issued pursuant to Securities Purchase Agreements (the “Purchase Agreements”), dated as of December 27, 2023, by and among the Company and each of the buyers named therein (the “Buyers”) and (B) the issuance by the Company to A.G.P./Alliance Global Partners (the “Placement Agent”), or its designees, as compensation in connection with the offering, of warrants (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”) to purchase shares of Common Stock at an exercise price of $0.6215 per share (the shares of Common Stock issuable upon the exercise of the Common Warrants and the Placement Agent Warrants, as applicable, the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”) to be issued pursuant to a Placement Agency Agreement (the “Placement Agency Agreement”), dated December 27, 2023, by and between the Company and the Placement Agent.

The Securities were registered pursuant to the registration statement on Form S-3 (File No. 333-268346) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 14, 2022 and declared effective by the Commission on November 21, 2022 (the “Registration Statement”), the base prospectus dated November 14, 2022 relating to the Company’s securities, which forms a part of, and is substantially in the form included in, the Registration Statement  (the “Base Prospectus”) and the prospectus supplement relating to the Shares dated December 27, 2023, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on December 28, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company (the “Management Certificate”). In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated December 27, 2023. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In connection with our opinion expressed below, we have examined originals or copies of the Company’s current Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended (the “Charter Documents”), the Warrants, certain corporate proceedings of the Company’s board of directors and committees thereof (the “Board”) and stockholders relating to the Purchase Agreements, the Placement Agency Agreement, the Warrants, the Registration Statement and the Charter Documents, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same, the due authorization, execution and delivery of all documents by each party thereto (other than the Company) and the validity and binding effect and enforceability of all documents upon each party thereto (except with respect to the Warrants being valid and binding obligations of the Company, enforceable against the Company in accordance with their terms). We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

December 27, 2023

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect and the existing laws of the State of New York now in effect. We express no opinion with respect to any other laws.

In connection with our opinions expressed below, we have assumed that at the time of each exercise of the Warrants, the Company will have a sufficient number of authorized and unissued shares of Common Stock available for issuance under its Certificate of Incorporation, as amended, to permit full exercise of each of the Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Warrants:

1.The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, assignment for the benefit of creditors, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers.

2.The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

3.The enforceability of provisions in any agreement relating to indemnity or contribution, to the extent enforcement of such provisions are overly broad or contrary to public policy or indemnify a party against liability for future conduct or the party’s own fraud or wrongful, reckless or negligent acts or omissions.

4.Any provision purporting to (i) waive rights to trial by jury, or service of process in connection with any litigation arising out of or pertaining to any agreement, (ii) change or waive the rules of evidence, make determinations conclusive or fix the method or quantum of proof or (iii) waive broadly or vaguely stated rights, unknown future rights, the benefits of statutory, regulatory or constitutional rights, or rights to damages or rights which may not be waived on statutory or public policy grounds.

5.Any provision purporting to (i) exclude conflict of law principles under any law or (ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy.

Based upon the foregoing, we are of the opinion that:

(i)the Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the terms of the Purchase Agreements and the resolutions adopted by the Board, will be validly issued, fully paid and nonassessable;

(ii)the Warrants, when issued, sold and delivered in the manner and for the applicable consideration stated in the Registration Statement and the Prospectus and in accordance with the terms of the Purchase Agreements and the Placement Agency Agreement, as applicable, and the resolutions adopted by the Board, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii)the Warrant Shares, when issued and delivered by the Company upon exercise of the applicable Warrants, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your use in connection with issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any

December 27, 2023

potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP